Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS SOLUTIONS ANNOUNCES THIRD QUARTER 2020 RESULTS
Revenues Jump 80% from Second Quarter 2020

Houston, November 11, 2020 — Stabilis Solutions, Inc., (“Stabilis” or the “Company”) (OTCQX: SLNG) today reported its financial results for its third quarter ended September 30, 2020.
Sequential Quarter Results
For the third quarter (“current quarter”) Stabilis reported revenues of $9.0 million, an 80% increase from the quarter ended June 30, 2020 (“preceding quarter”) primarily due to a large remote power contract in Mexico, hurricane related temporary power projects along the gulf coast, and the increase in overall industrial activity following the widespread economic shutdown during the second quarter. Revenues from Stabilis’ LNG segment increased by $3.6 million (90%) in the current quarter on an 80% increase in gallons delivered. The Company delivered 8.3 million LNG gallons to customers in the quarter. Utilization of the George West liquefier improved to 48% in the current quarter versus 33% in the preceding quarter. Power Delivery segment revenues increased by 39% to $1.4 million.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $0.4 million in the current quarter, an improvement of $1.2 million from the preceding quarter. The net loss for the current quarter narrowed to $2.1 million compared to a net loss of $3.5 million in the preceding quarter.
Calendar Quarter Results
Revenues in the current quarter decreased $1.5 million (14%) compared to the quarter ended September 30, 2019 (“prior year quarter”) primarily due to lower oil and gas related activity, partially offset by additional work in other sectors, primarily in Mexico. LNG segment revenues decreased by $1.5 million (16%). Utilization of the George West liquefier was 48% in the current quarter versus 82% in the prior year quarter.
Adjusted EBITDA in the current quarter was consistent with the prior year quarter and the net loss for the current quarter improved by $1.2 million compared to the prior year quarter.
“We are extremely pleased with the recovery which began in the third quarter and is ongoing.” said Jim Reddinger, President and Chief Executive Officer of Stabilis Solutions, Inc. “Our team responded to the challenging spring by aggressively pursuing new revenue opportunities, demonstrating flawless execution with our customers, and significantly reducing costs. We believe the worst is behind us and we are well positioned to grow in 2021.”
Conference Call
Management will conduct a conference call on Thursday, November 12, 2020 at 10:00 a.m. eastern time (9:00 a.m. central). Individuals in the United States and Canada who wish to participate in the conference call can access the live webcast at https://www.webcaster4.com/Webcast/Page/2256/38446 or dial +1 877-876-9173.  International callers should dial +1 785-424-1667. A replay of the call will be available until November 19, 2020. Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 38446. International callers should dial +1 919-882-2331; passcode 38446.
About Stabilis
Stabilis Solutions, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilis-solutions.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties’ current beliefs, based on information currently available. Most of these factors are outside the parties’ control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.

Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.
Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
LNG product	$6,594	$7,919	$18,609	$26,872
Rental, service and other	1,073	1,224	5,613	6,341
Power delivery	1,352	1,371	3,638	1,371
Total revenues	9,019	10,514	27,860	34,584
Operating expenses:
Cost of LNG product	5,044	5,441	13,692	19,051
Cost of rental, service and other	808	1,095	3,381	3,538
Costs of power delivery	996	1,144	3,131	1,144
Selling, general and administrative expenses	2,338	3,781	7,892	8,139
Depreciation expense	2,266	2,307	6,802	6,892
Total operating expenses	11,452	13,768	34,898	38,764
Loss from operations before equity income	(2,433)	(3,254)	(7,038)	(4,180)
Net equity income from foreign joint ventures' operations:
Income from equity investments in foreign joint ventures	642	187	1,529	187
Foreign joint ventures' operations related expenses	(69)	(52)	(182)	(52)
Net equity income from foreign joint ventures' operations	573	135	1,347	135
Loss from operations	(1,860)	(3,119)	(5,691)	(4,045)
Other income (expense):
Interest expense, net	(2)	(33)	(28)	(37)
Interest expense, net - related parties	(199)	(306)	(681)	(910)
Other income (expense)	(31)	124	(6)	61
Gain from disposal of fixed assets	—	17	11	17
Total other income (expense)	(232)	(198)	(704)	(869)
Loss before income tax expense	(2,092)	(3,317)	(6,395)	(4,914)
Income tax expense	41	38	251	38
Net loss	(2,133)	(3,355)	(6,646)	(4,952)
Net income attributable to noncontrolling interests	—	—	—	207
Net loss attributable to Stabilis Solutions, Inc.	$(2,133)	$(3,355)	$(6,646)	$(5,159)

Common Stock Data:
Net loss per common share:
Basic and diluted	$(0.13)	$(0.22)	$(0.39)	$(0.37)
Weighted average number of common shares outstanding:
Basic and diluted	16,896,626	15,070,733	16,867,939	13,816,341

EBITDA	$375	$(671)	$1,116	$2,925
Adjusted EBITDA	375	384	1,116	4,407

Revenues by Segment
(unaudited in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
LNG	$7,667	$9,143	$24,222	$33,213
Power Delivery	1,352	1,371	3,638	1,371
Total Revenue	$9,019	$10,514	$27,860	$34,584

Gallons Delivered
(unaudited in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gallons Delivered
George West	4,370	7,509	14,266	19,632
3rd Party	3,904	3,209	10,551	13,462
Total Gallons Delivered	8,274	10,718	24,817	33,094

Stabilis Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,410	$3,979
Accounts receivable, net	1,993	5,945
Inventories, net	161	209
Prepaid expenses and other current assets	3,712	3,583
Total current assets	9,276	13,716
Property, plant and equipment, net	53,852	60,363
Right-of-use assets	881	965
Goodwill	4,453	4,453
Investments in foreign joint ventures	10,316	10,521
Other noncurrent assets	306	308
Total assets	$79,084	$90,326
Liabilities and Equity
Current liabilities:
Current portion of long-term notes payable	$447	$0
Current portion of long-term notes payable - related parties	2,737	1,000
Current portion of finance lease obligation - related parties	1,312	3,440
Current portion of operating lease obligations	383	364
Short-term notes payable	744	558
Accrued liabilities	4,116	5,018
Accounts payable	3,273	4,728
Total current liabilities	13,012	15,108
Long-term notes payable, net of current portion	633	—
Long-term notes payable, net of current portion - related parties	3,340	6,077
Finance lease obligations, net of current portion - related parties	—	648
Long-term portion of operating lease obligations	565	650
Deferred compensation	72	—
Deferred income taxes	32	—
Total liabilities	17,654	22,483
Commitments and contingencies
Equity:
Preferred Stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Stockholders’ equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 16,896,626 and 16,800,612 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	17	17
Additional paid-in capital	91,092	90,748
Accumulated other comprehensive loss	(402)	(291)
Accumulated deficit	(29,277)	(22,631)
Total stockholders’ equity	61,430	67,843
Total liabilities and equity	$79,084	$90,326

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Loss	$(2,133)	$(3,355)	$(6,646)	$(4,952)
Depreciation	2,266	2,307	6,802	6,892
Net Interest Expense	201	339	709	947
Income Tax Expense	41	38	251	38
EBITDA	375	(671)	1,116	2,925
Special Items(1)	—	1,055	—	1,482
Adjusted EBITDA	$375	$384	$1,116	$4,407
(1) Special Items include the following:
    Transaction and share registration costs related to AETI, Chart, and Diverse transactions of $1.0 million and $1.4 million in the three and nine months ended September 30, 2019, respectively.
$0.1 million related to stock exchange listing in the three and nine months ended September 30, 2019.

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Investor Contact:
Andrew Puhala
Chief Financial Officer
832-456-6500
ir@stabilis-solutions.com